UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 4, 2024

ALPINE IMMUNE SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37449	20-8969493
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
188 East Blaine Street, Suite 200
Seattle, Washington 98102
(Address of Principal Executive Offices, including zip code)
(206) 788-4545
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALPN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 4, 2024, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Alpine Immune Sciences, Inc. (the “Company”) amended and restated the Company’s Change of Control and Severance Policy (as so amended and restated, the “Severance Policy”), which applies to certain key employees of the Company as designated by the Committee from time to time (each, an “Eligible Employee”) pursuant to the terms of a participation agreement. The terms of the Severance Policy and the participation agreement of the Company’s Executive Chairman and Chief Executive Officer, Dr. Mitchell Gold, thereunder were amended to, among other items, revise the definition of Protection Period (as defined below) to include the three month period immediately prior to a change of control transaction, as well as, in the case of Dr. Gold, to increase the portion of the severance payment referencing his target bonus in the event of his qualifying termination of employment within the Protection Period. Each of Dr. Gold, Dr. Stanford Peng, the Company’s President and Head of Research and Development, Mr. Paul Rickey, the Company’s Senior Vice President and Chief Financial Officer, and Dr. Remy Durand, the Company’s Chief Business Officer, are Eligible Employees covered by the Severance Policy. Going forward, the Severance Policy will have a term of one year, and will automatically renew for additional one-year terms.
Pursuant to the Severance Policy, if the Company terminates an Eligible Employee’s employment other than for cause, death or disability or the Eligible Employee resigns for good reason during the applicable Protection Period (as defined below), then, subject to the Severance Conditions (as defined below), such Eligible Employee will be eligible to receive the following severance benefits, less applicable tax withholdings:
•A lump-sum payment totaling 100% (or, in case of the Company’s chief executive officer, Dr. Gold, 150%) of the Eligible Employee’s applicable annual base salary.
•A lump-sum payment equal to (i) 100% of the Eligible Employee’s applicable target annual bonus (or, in the case of Dr. Gold, 150%) plus (ii) a payment equal to the Eligible Employee’s pro-rated applicable target annual bonus.
•100% of the Eligible Employee’s then-outstanding and unvested time-based equity awards will become vested and exercisable.
•Payment or reimbursement of continued health coverage for the Eligible Employee and the Eligible Employee’s dependents under COBRA for a period of up to 12 months (or, in Dr. Gold’s case, 18 months).
Further, under the Severance Policy, if the Company terminates an Eligible Employee’s employment other than for cause, death or disability or such Eligible Employee resigns for good reason at any time other than during the applicable Protection Period, then, subject to the Severance Conditions, such Eligible Employee will be eligible to receive the following severance benefits, less applicable tax withholdings:
•Continued payments totaling 75% (or, in Dr. Gold’s case, 100%) of the Eligible Employee’s applicable annual base salary over a period of 9 months (or in Dr. Gold’s case, 12 months).
•Payment or reimbursement of continued health coverage for the Eligible Employee and the Eligible Employee’s dependents under COBRA for a period of up to 9 months (or, in Dr. Gold’s case, 12 months).
To receive the severance benefits upon a qualifying termination, either in connection with or not in connection with a change of control, an Eligible Employee must sign and not revoke the Company’s standard separation agreement and release of claims within the timeframe set forth in the Severance Policy and must continue to adhere to any applicable non-competition, non-disclosure, and invention assignment obligations (the “Severance Conditions”).
To receive severance benefits upon a qualifying termination in connection with a change of control, the qualifying termination must occur during the period beginning three months prior to a change of control and ending twelve months after a change of control (such period, the “Protection Period”).
If any of the payments provided for under the Severance Policy or otherwise payable to an Eligible Employee would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then the Eligible Employee will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the Eligible Employee.
The foregoing description is a summary of the material terms of the Severance Policy, does not purport to be complete, and is qualified in its entirety by reference to the Severance Policy, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

10.1	Alpine Immune Sciences, Inc. Change of Control and Severance Policy, as amended and restated effective January 4, 2024
104	Cover Page Interactive Data File (formatted in Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2024	ALPINE IMMUNE SCIENCES, INC.

	By:	/s/ Paul Rickey
	Name:	Paul Rickey
	Title:	Senior Vice President and Chief Financial Officer